INVESTMENT ADVISORY AGREEMENT
       INVESTMENT ADVISORY
AGREEMENT made this 30th day of April, 2013 by
and between AIP Series Trust, a Delaware statutory
trust (the "Fund"), and Morgan Stanley AIP GP LP,
a Delaware limited partnership (the "Adviser").
       RECITALS
       WHEREAS, the Fund desires to retain the
Adviser to render certain investment advisory
services and the Adviser is willing to render such
services;
       AGREEMENTS
       NOW, THEREFORE, the parties hereto,
intending to be legally bound hereby, agree as
follows:
       1.	Duties of Adviser.  The Fund
hereby appoints the Adviser to act as investment
adviser to the series of the Fund set forth on
Schedule A hereto, as such Schedule A may be
amended from time to time (each a "Portfolio" and,
collectively, the "Portfolios"), for the period and on
such terms as set forth in this Agreement.  The Fund
employs the Adviser to manage the investment and
reinvestment of the assets of the Fund's Portfolios,
to continuously review, supervise and administer the
investment program of each of the Portfolios, to
determine in its discretion the securities to be
purchased or sold and the portion of each such
Portfolio's assets to be held uninvested, to provide
the Fund with records concerning the Adviser's
activities which the Fund is required to maintain,
and to render regular reports to the Fund's officers
and Board of Trustees concerning the Adviser's
discharge of the foregoing responsibilities.  The
Adviser shall discharge the foregoing
responsibilities subject to the control of the officers
and the Board of Trustees of the Fund, and in
compliance with the objectives, policies and
limitations set forth in the Fund's prospectus and
applicable laws and regulations.  The Adviser
accepts such employment and agrees to render the
services and to provide, at its own expense, the
office space, furnishings and equipment and the
personnel required by it to perform the services on
the terms and for the compensation provided herein.
       2.	Portfolio Transactions.  The
Adviser is authorized to select the brokers or dealers
that will execute the purchases and sales of securities
for each of the Fund's Portfolios and is directed to
use its best efforts to obtain the best available price
and most favorable execution, except as prescribed
herein.  Unless and until otherwise directed by the
Board of Trustees of the Fund, the Adviser may also
be authorized to effect individual securities
transactions at commission rates in excess of the
minimum commission rates available, if the Adviser
determines in good faith that such amount of
commission is reasonable in relation to the value of
the brokerage or research services provided by such
broker or dealer, viewed in terms of either that
particular transaction or the Adviser's overall
responsibilities with respect to the Fund.  The
execution of such transactions shall not be deemed
to represent an unlawful act or breach of any duty
created by this Agreement or otherwise.  The
Adviser will promptly communicate to the officers
and Trustees of the Fund such information relating
to portfolio transactions as they may reasonably
request.
       3.	Compensation of the Adviser.  For
the services to be rendered by the Adviser as
provided in Section 1 of this Agreement, the Fund
shall pay to the Adviser at the end of each of the
Fund's fiscal quarters, an advisory fee calculated by
applying a quarterly rate, based on the annual
percentage rates set forth on Schedule A to this
Agreement attached hereto, to the average daily net
assets of each of the Portfolios for the quarter.
       In the event of termination of this
Agreement, the fee set forth in Schedule A to this
Agreement shall be computed on the basis of the
period ending on the last business day on which this
Agreement is in effect subject to a pro rata
adjustment based on the number of days elapsed in
the current fiscal quarter as a percentage of the total
number of days in such quarter.
       4.	Other Services.  At the request of
the Fund, the Adviser in its discretion may make
available to the Fund office facilities, equipment,
personnel and other services.  Such office facilities,
equipment, personnel and services shall be provided
for or rendered by the Adviser and billed to the Fund
at the Adviser's cost.
       5.	Reports.  The Fund and the Adviser
agree to furnish to each other current prospectuses,
proxy statements, reports to shareholders, certified
copies of their financial statements, and such other
information with regard to their affairs as each may
reasonably request.
       6.	Status of Adviser.  The services of
the Adviser to the Fund are not to be deemed
exclusive, and the Adviser shall be free to render
similar services to others.
       7.	Delegation.  The Adviser may,
subject to the approval of the Board of Trustees, at
its own expense, enter into a Sub-Advisory
Agreement with a sub-adviser (a "Sub-Adviser") to
make determinations as to certain or all of the
securities and commodities to be purchased, sold or
otherwise disposed of by a Portfolio and the timing
of such purchases, sales and dispositions and to take
such further action, including the placing of
purchase and sale orders on behalf of a Portfolio as
the Sub-Adviser, in consultation with the Adviser,
shall deem necessary or appropriate; provided that
the Adviser shall remain responsible for ensuring
that all delegated functions shall be conducted in
compliance with all applicable laws and rules and
shall be responsible for monitoring compliance by
such Sub-Adviser with the investment policies and
restrictions of the  applicable Portfolio and with such
other limitations or directions as the Trustees of the
Fund may from time to time prescribe.
       8.	Liability of Adviser.  In the
absence of (i) willful misfeasance, bad faith or gross
negligence on the part of the Adviser in performance
of its obligations and duties hereunder, (ii) reckless
disregard by the Adviser of its obligations and duties
hereunder, or (iii) a loss resulting from a breach of
fiduciary duty with respect to the receipt of
compensation for services (in which case any award
of damages shall be limited to the period and the
amount set forth in Section 36(b)(3) of the
Investment Company Act of 1940 ("1940 Act"), the
Adviser shall not be subject to any liability
whatsoever to the Fund, or to any shareholder of the
Fund, for any error or judgment, mistake of law or
any other act or omission in the course of, or
connected with, rendering services hereunder
including, without limitation, for any losses that may
be sustained in connection with the purchase,
holding, redemption or sale of any security on behalf
of any Portfolio of the Fund.
       9.	Permissible Interests.  Subject to
and in accordance with the Declaration of Trust of
the Fund and the Adviser's limited partnership
agreement (the "Adviser LPA"), Trustees, officers,
agents and shareholders of the Fund are or may be
interested in the Adviser (or any successor thereof)
as Trustees, officers, agents, shareholders or
otherwise; Trustees, officers, agents and
shareholders of the Adviser are or may be interested
in the Fund as Trustees, officers, shareholders or
otherwise; and the Adviser (or any successor) is or
may be interested in the Fund as a shareholder or
otherwise; and that the effect of any such
interrelationships shall be governed by said
Declaration of Trust, Adviser LPA and the
provisions of the 1940 Act.
       10.	Duration and Termination.  This
Agreement shall become effective as of the date first
written above (and as set forth on Schedule A with
respect to additional Portfolios to be added
following the date first written above) and will
continue, unless sooner terminated as provided
herein, for an initial two-year term and will continue
and thereafter provided such continuance is
specifically approved at least annually (a) by the
vote of a majority of those members of the Board of
Trustees of the Fund who are not parties to this
Agreement or interested persons of any such party,
cast in person at a meeting called for the purpose of
voting on such approval, and (b) by the Board of
Trustees of the Fund or by vote of a majority of the
outstanding voting securities of each Portfolio of the
Fund; provided however, that if the holders of any
Portfolio fail to approve the Agreement as provided
herein, the Adviser may continue to serve in such
capacity in the manner and to the extent permitted
by the 1940 Act and Rules thereunder.  This
Agreement may be terminated by any Portfolio of
the Fund at any time, without the payment of any
penalty, by vote of a majority of the entire Board of
Trustees of the Fund or by vote of a majority of the
outstanding voting securities of the Portfolio on 60
days' written notice to the Adviser.  This Agreement
may be terminated by the Adviser at any time,
without the payment of any penalty, upon 90 days'
written notice to the Fund.  This agreement will
automatically and immediately terminate in the
event of its assignment, provided that an assignment
to a corporate successor to all or substantially all of
the Adviser's business or to a wholly-owned
subsidiary of such corporate successor which does
not result in a change of actual control of the
Adviser's business shall not be deemed to be an
assignment for the purposes of this Agreement.  Any
notice under this Agreement shall be given in
writing, addressed and delivered or mailed postpaid,
to the other party at any office of such party and
shall be deemed given when received by the
addressee.
       As used in this Section 9, the terms
"assignment," "interested persons," and "a vote of a
majority of the outstanding voting securities" shall
have the respective meanings set forth in
Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.
       11.	Amendment of Agreement.  This
Agreement may be amended by mutual consent, but
the consent of the Fund must be approved (a) by
vote of a majority of those members of the Board of
Trustees of the Fund who are not parties to this
Agreement or interested persons of any such party,
cast in person at a meeting called for the purpose of
voting on such amendment, and (b) by vote of a
majority of the outstanding voting securities of each
Portfolio of the Fund.
       12.	Severability.  If any provisions of
this Agreement shall be held or made invalid by a
court decision, statute, rule or otherwise, the
remainder of this Agreement shall not be affected
thereby.
       13.	Applicable Law.  This Agreement
shall be construed in accordance with the laws of the
State of New York, provided, however, that nothing
herein shall be construed as being inconsistent with
the 1940 Act.
       14.	Counterparts.  This Agreement
may be executed in one or more counterparts, each of which shall be deemed to be an original.


	IN WITNESS WHEREOF, the parties
hereto have caused this Agreement to be executed by
their officers thereunto duly authorized as of the day
and year first written above.
MORGAN STANLEY AIP GP
By: 	Morgan Stanley Alternative Investments
LLC, as its general partner
By:	/s/ Matthew Graver
Name:	Matthew Graver
Title:	Managing Director
AIP SERIES TRUST



By:	/s/ Arthur Lev
Name:	Arthur Lev
Title:	President and Principal
Executive Officer



SCHEDULE A
As of May 28, 2014
PORTFOLIO
EFFECTIVE DATE OF
AGREEMENT
CONTRACTUAL RATE OF ADVISORY
FEES
AIP Dynamic Alternative
Strategies Fund
April 30, 3014
0.52% of daily net assets.
AIP Dynamic Alpha Capture Fund
May 28, 2014
0.85% of daily net assets.



6
17727102.5.BUSINESS
17727102.5.BUSINESS
Sch. A-1
17727102.5.BUSINESS